Exhibit 99.2

NETGEAR Appoints Bryan Murray as Chief Financial Officer

SAN JOSE, California – August 7, 2018 - NETGEAR, Inc. (NASDAQ: NTGR), a global networking company that delivers innovative networking and Internet connected products to consumers and growing businesses, today announced that Bryan Murray has been appointed as the company’s Chief Financial Officer (CFO), effective August 7, 2018. He succeeds Christine Gorjanc, the company’s former Chief Financial Officer, who is assuming the role of Chief Financial Officer at Arlo Technologies, Inc.

“We are very pleased to have Bryan assume the role of Chief Financial Officer at NETGEAR. As a seasoned leader within our finance organization and senior management team, I have full confidence that he will successfully guide our organization forward in the years to come,” said Patrick Lo, Chairman and Chief Executive Officer of NETGEAR.

“Additionally, we would like to thank Christine for her 13 years of service to the company,” Mr. Lo continued. “Our business experienced significant growth and transformation under her leadership, during which she built a best in class finance organization. We know that she will now bring that same leadership and focus to Arlo Technologies.”

Bryan Murray has been with NETGEAR for over 16 years serving in various management roles within the Finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte. He holds a B.A. from the University of California, Santa Barbara and is licensed as a Certified Public Accountant.

“NETGEAR has over twenty years of history as the innovative leader in consumer and SMB networking,” commented Mr. Murray. “I look forward to maintaining our track-record of financial discipline and success, while delivering on our vision for the future of the company.”

About NETGEAR, Inc.

NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company’s products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company’s products are sold. NETGEAR products are sold in approximately 27,000 retail locations around the globe, and through approximately 23,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company’s headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available at http://investor.netgear.com or by calling (408) 907-8000.

© 2018 NETGEAR, Inc. NETGEAR, and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contact:

NETGEAR Investor Relations

Christopher Genualdi

netgearIR@netgear.com

Source: NETGEAR-F

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